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                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                 (THOUSANDS)
                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                                1994     1993
                                                              -------- --------
Net income................................................... $ 26,178 $ 37,750
Add:
 Interest expense............................................   67,388   83,236
 Income taxes................................................   17,787   25,033
                                                              -------- --------
   Earnings as defined....................................... $111,353 $146,019
                                                              ======== ========
Fixed charges--interest expense.............................. $ 67,388 $ 83,236
                                                              ======== ========
Ratio of earnings to fixed charges...........................     1.65     1.75
                                                              ======== ========
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